Exhibit 2.4

Marti Technologies, Inc.

and

U.S. Bank Trust Company, NAtional Association

as Trustee and Collateral Agent

SECOND SUPPLEMENTAL INDENTURE

Dated as of October 31, 2025

15.00% Convertible Senior Notes due 2028

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of October 31, 2025, between Marti Technologies, Inc., a Cayman Islands exempted company, as issuer (the “Company”), and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

RECITALS

WHEREAS, the Company, the Trustee and the Collateral Agent entered into an Indenture, dated as of July 10, 2023 (the “Original Indenture”), as amended by the First Supplemental Indenture, dated as of April 17, 2025 (the “First Supplemental Indenture”, and together with the Original Indenture, the “Indenture”), relating to the Company’s 15.00% Convertible Senior Notes due 2028 (the “Notes”);

WHEREAS, Section 8.02 of the Indenture provides, subject to certain exceptions, that the Indenture may be amended and supplemented with the written consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding (excluding any Notes held by the Company or an Affiliate thereof) (the “Requisite Consents”);

WHEREAS, the Company has distributed this Supplemental Indenture, including the Proposed Amendments (as defined below) to the Indenture, to the Holders in connection with the solicitation of the Requisite Consents from such Holders as to the Proposed Amendments;

WHEREAS, certain of the Holders representing more than 75% in aggregate principal amount of Notes outstanding (excluding any Notes held by the Company or an Affiliate thereof), have consented to the amendments, deletions and revisions provided in Section 2 of this Supplemental Indenture (collectively, the “Proposed Amendments”);

WHEREAS, the Board of Directors of the Company has approved the Proposed Amendments and the execution of this Supplemental Indenture;

WHEREAS, the Company has heretofore delivered, or is delivering contemporaneously herewith, to the Trustee, (i) evidence that the Requisite Consents have been received and (ii) the Officer’s Certificate and the Opinion of Counsel described in Sections 8.06, 10.02, 11.02 and 11.03 of the Indenture with respect to this Supplemental Indenture;

WHEREAS, all other acts and proceedings required by law and the Indenture necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been complied with or have been duly done or performed;

WHEREAS, having received the Requisite Consents pursuant to Section 8.02 of the Indenture, the Company desires to amend the Indenture to effectuate the Proposed Amendments on the date hereof; and

WHEREAS, pursuant to Section 8.02 of the Indenture, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2.

(a) The definition of “New Notes” shall be deleted in its entirety.

(b) The following definition shall be added before the definition of “Officer” and after the definition of “Notes”:

““October 2025 Notes” means the Company’s 11.00% Convertible Senior Secured Notes due 2029 in an aggregate principal amount up to $100,000,000, to be issued from time to time pursuant to the note subscription agreement (the “11.00% Note Subscription Agreement”), dated as of the date specified therein.”

(c) The following definition shall be added before the definition of “Moody’s” and after the definition of “Maturity Date”:

““April 2025 Notes” means the Company’s 12.50% Convertible Senior Secured Notes due 2029 in an aggregate principal amount up to $23,000,000, to be issued from time to time pursuant to the note subscription agreement (the “12.50% Note Subscription Agreement”), dated as of the date specified therein.”

(d) The definition of “Intercreditor Agreement” shall be amended by replacing it in its entirety with the following:

““Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of May 14, 2025, by and among the Collateral Agent, the collateral agent for the April 2025 Notes and acknowledged by the Company and each of the other grantors party thereto, as amended, restated, amended and restated, supplemented, modified or replaced, in whole or in part, from time to time, in accordance with its terms. In acting under the Intercreditor Agreement, the Collateral Agent shall have all the rights, privileges, immunities and indemnities set forth in the Indenture and the other Note Documents.”

(e) Subclause (R) of the definition of “Permitted Liens” shall be amended and restated in its entirety:

“(R) Liens securing the obligations in respect of the April 2025 Notes, the 12.50% Note Subscription Agreement, any related security agreements and any other related collateral documents; provided that such Liens are subject to the Intercreditor Agreement; and”

(f) The definition of “Permitted Liens” shall be amended by (i) deleting the “and” at the end of subclause (Q) and (ii) inserting the following as the new subclause (S):

“(S) Liens securing the obligations in respect of the October 2025 Notes, the 11.00% Note Subscription Agreement, any related security agreements and any other related collateral documents; provided that such Liens are subject to the Intercreditor Agreement.”

(g) Section 5.04(A) shall be amended by deleting “120% of”.

Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4. This Supplemental Indenture may be signed in various counterparts which together shall constitute one and the same instrument.

Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read together. Except as expressly amended hereby, the Indenture shall remain in full force and effect.

Section 6. The recitals and statements herein are deemed to be those of the Company and not the Trustee nor the Collateral Agent. Neither the Trustee nor the Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for the recitals.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

MARTI TECHNOLOGIES, INC., as Issuer

By:	/s/ Cankut Durgun
Name:	Cankut Durgun
Title:	President and Director

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Joshua Hahn
Name:	Joshua Hahn
Title:	Vice President

[Signature Page to Second Supplemental Indenture]